Exhibit 11

                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share

                                                       Three Months Ended
                                                    -----------------------
                                                       April 2,    April 3,
                                                           1994        1993
                                                    ----------- -----------
     Computation of Fully Diluted Earnings per
      Share:

     Income:
      Net income                                    $22,541,000 $15,448,000

      Add: Convertible debenture interest, net
           of tax                                     2,460,000   2,576,000
                                                    ----------- -----------
      Income applicable to common stock assuming
       full dilution (a)                            $25,001,000 $18,024,000
                                                    ----------- -----------

     Shares:
      Weighted average shares outstanding            47,958,594  40,579,578

      Add: Shares issuable from assumed exercise
           of convertible debentures                 10,970,407  11,288,754

           Shares issuable from assumed exercise
           of options (as determined by the
           application of the treasury stock
           method)                                      391,103     461,466
                                                    ----------- -----------
      Weighted average shares outstanding, as
       adjusted (b)                                  59,320,104  52,329,798
                                                    ----------- -----------

     Fully Diluted Earnings per Share (a) / (b)     $       .42 $       .34
                                                    =========== ===========